Michael Best & Friedrich LLP Attorneys at Law 100 East Wisconsin Avenue Suite 3300 Milwaukee, WI 53202-4108 Phone 414.271.6560 Fax 414.277.0656
May 9, 2007
TomoTherapy Incorporated
1240 Deming Way
Madison, Wisconsin 53717

Re:	Registration Statement on Form S-1 of TomoTherapy Incorporated, 926,808 shares of Common Stock par value $0.01 per share
Ladies and Gentlemen:
We have acted as special counsel to TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (the “Abbreviated Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 926,808 shares of the Company’s common stock, $0.01 par value per share (the “Shares”). The Shares are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a registration statement on Form S-1 (File No. 333-140600) of the Company that was declared effective on May 8, 2007 (the “Initial Registration Statement”).
This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
Based upon and subject to the foregoing, we are of the opinion that the Shares covered by the Abbreviated Registration Statement, when sold by the Company or the selling shareholders named in the prospectus included in the Initial Registration Statement, as applicable, in accordance with the provisions of the purchase agreement described in the prospectus included in the Initial Registration Statement, will be legally issued, fully paid and non-assessable.

TomoTherapy Incorporated
May 9, 2007

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Initial Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Abbreviated Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.
Sincerely,
/s/ Michael Best & Friedrich LLP